Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-82518 and No. 333-117806) and in the Registration Statements (Form S-8 No. 333-81571 and No. 333-76662) of our report dated March 14, 2005 with respect to the consolidated financial statements and schedule of TurboChef Technologies, Inc., TurboChef Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of TurboChef Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 14, 2005